Exhibit 99.3

Attached is a news release we issued this morning announcing that our Board of Directors has approved a recapitalization plan. This plan is an alternative to BASF’s most recent proposal of $38 per share, which our board has determined to be inadequate.

The recapitalization plan has three key components:

•	A self-tender offer for about 20% of the company’s shares for $45 per share;

•	Continued execution of our strategic business plan; and

•	Incremental cost savings expected to deliver an additional $15 million annually beginning in 2007.

Further details can be found in the attached news release. Other supporting material is also available on our website.

Throughout this process, our board has been committed to maximizing the value of the company for the benefit of our shareholders. This is a fight for our shareholders to get fair value for their shares, not a fight for independence. After reviewing a broad range of strategic alternatives, our directors concluded that this recapitalization plan represents the best value-creation alternative and is in the best interests of shareholders.

In the end, it is our shareholders – not our management or directors – who own the company. So our board has structured the path forward in a way that provides both Engelhard and BASF with a fair opportunity to present their cases to our shareholders and for the shareholders to ultimately decide which serves their best interests. At the Annual Meeting on June 2nd, our shareholders will have the opportunity to elect a majority of the board, which will be expanded from six to nine members, and to vote for a director slate nominated by the Engelhard board and supportive of the recapitalization plan or for a slate nominated by BASF.

I recognize that many of you will have questions about today’s announcement and what it means for the future of our company. Both alternatives represent change for all of us, and we’ll do our best to provide answers to you going forward.

I do want to reiterate how impressed and proud I have been – and continue to be – with the focus the organization has maintained on the business in these difficult times. Our extremely strong first-quarter results, which we also announced today (see attached news release) validate our strategic context and our business plan and reaffirms the strength of the Engelhard brand.

On behalf of our board and management team, I want to thank you for your commitment, your support and your continued dedication to doing the right thing for the company, its shareholders and its employees.

Barry